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                                           For Additional Information:

                                           Jeffrey P. Cornwell
                                           James Borum
                                           610-687-5253



     AIRGAS, INC. ANNOUNCES TWO FOR ONE STOCK SPLIT
     ______________________________________________


     RADNOR, Pennsylvania, March 22, 1996 - Airgas, Inc. (NYSE-ARG) today announced that its Board of Directors has approved a two-for-one stock split of its common stock.

     The Company cited its desire to enhance the market liquidity of the Company's common stock. The Company will issue one share of common stock for each share held, issuable on April 15, 1996, to stockholders of record on April 1, 1996. Prior to the stock split, the Company has approximately 31.9 million shares of common stock outstanding.

     Through the nine months ended December 31, 1995, the Company has reported a 30% increase in net earnings and a 25% increase in cash flow (net earnings plus depreciation, amortization and deferred income taxes) compared to the prior year period. In addition to the solid earnings growth, the Company is enjoying a record setting year for acquisitions. Since April 1, 1995, Airgas has completed or announced letters of intent for the acquisition of 38 distributors with annual sales of approximately $204 million.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in North America with 510 locations and annual sales of approximately $950 million.

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